Exhibit 7(d)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of May 30, 2019 (this “Agreement”), is by and between Liberty Interactive LLC (“Seller”) and Diamond Investment Group, LLC (“Buyer”).

RECITALS

WHEREAS, Seller is the beneficial and record owner of 10,203,010 shares of common stock, par value $0.0001 per share (the “Common Stock”) of FTD Companies, Inc., a Delaware corporation (the “Company”);

WHEREAS, Qurate Retail, Inc. (f/k/a Liberty Interactive Corporation and referred to herein as “Qurate”), which is the parent company of Seller, and the Company are parties to that certain Investor Rights Agreement, dated December 31, 2014, by and among Qurate and the Company (the “IRA”), which sets forth certain rights and restrictions with respect to the shares of Common Stock beneficially owned by Seller;

WHEREAS, Seller desires to sell 3,401,003 shares of Common Stock (the “Subject Shares”), and Buyer desires to buy, the Subject Shares subject to the terms and conditions set forth herein (the “Transaction”);

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereof, the parties hereto agree as follows:

SECTION 1.                            PURCHASE AND SALE

1.1                               Purchase Price; Payment.

(a)                                 Subject to the terms and conditions contained herein, at the Closing, Seller hereby agrees to sell, transfer and assign to Buyer, and Buyer hereby agrees to purchase, acquire and accept from Seller the Subject Shares to be sold by Seller hereunder for an aggregate purchase price of $1.00 (the aggregate purchase price payable with respect to the Subject Shares, the “Aggregate Purchase Price”) in cash.

(b)                                 The closing of the purchase and sale of the Subject Shares (the “Closing”) will be held on May 31, 2019 (the “Closing Date”) at the offices of Baker Botts, L.L.P. at 30 Rockefeller Plaza, New York, NY 10112, at 10:00 a.m., local time.

1.2                               Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

(a)                                 Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction that governs it, and has the full power and authority to carry on its business as now conducted and to own its assets;

(b)                                 Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including to sell, transfer and assign to Buyer all right, title and interest in and to the Subject Shares to be sold by Seller hereunder;

(c)                                  Seller has good and valid title to, and is the sole record and beneficial owner of, the Subject Shares free and clear of all security interests, claims, liens and encumbrances of any nature, including any rights of third parties in or to such interests (except to the extent Subject Shares are held in “street name” and other than restrictions on transfer under the IRA or applicable federal and state securities laws);

(d)                                 upon delivery to Buyer (or its designee) of a duly executed stock power in the name of the Buyer with respect to the Subject Shares to be sold by Seller hereunder at the Closing, Buyer will acquire good and valid title to such interests, free and clear of all security interests, claims, liens and encumbrances of any nature, other than any security interests, claims, liens, restrictions or encumbrances created by or through Buyer or restrictions on transfer under applicable federal and state securities laws;

(e)                                  this Agreement has been duly and validly executed and delivered by Seller and, assuming the due execution and delivery thereof by Buyer, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by general principles of equity;

(f)                                   the execution and delivery of this Agreement by Seller and the performance by it of its obligations hereunder and the consummation of the transaction contemplated hereby, will not:

(i)                                     conflict with or violate the organizational documents of Seller;

(ii)                                  require any consent, approval, order or authorization of or other action by any United States or foreign federal, state or other governmental, regulatory or administrative, department, board, bureau, authority, agency, division, instrumentality or commission or any court of any of the same, in each case, which has jurisdiction over any of the parties hereto or the Company (each a “Governmental Entity”), or any registration, qualification, declaration or filing (other than any filings required to be made with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the “Exchange Act”)) with or without notice to any Governmental Entity, in each case, on the part of or with respect to Seller, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which Seller may be required to obtain, give or make as a result of the specific legal or regulatory status of Buyer or any of Buyer’s affiliates or as a result of any other facts that specifically relate to Buyer or any of Buyer’s affiliates;

(iii)                               other than deliveries required under Section 1.2(c)(iii) of the IRA, require, on the part of Seller or Qurate, any consent by or approval of or notice to any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby; or

(iv)                              result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any person of any right to cause the acceleration of) any performance or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any person of any right to cause the termination, suspension, modification, impairment or forfeiture) of any material rights or privileges of Seller (any such breach, default, conflict, acceleration, increase, termination, suspension, modification, impairment or forfeiture, a “Violation”) under (x) any agreement, contract or arrangement (collectively, “Contract”), or any judgment, writ, order or decree (collectively, “Judgment”) to which Seller is a party or by or to which Seller, its properties, assets or any of the Subject Shares may be subject, bound or affected or (y) any applicable law, rule or regulation (collectively, “Law”) other than any such Violations as would not, either individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby;

(g)                                  as of the date hereof, there is no action, suit, investigation or proceeding, governmental, regulatory or otherwise by or before any court or other Governmental Entity (“Proceeding”), pending or, to the knowledge of Seller, threatened, against Seller relating to the Subject Shares or the transactions contemplated by this Agreement; and

(h)                                 Seller is not bound by or subject to any Contract with any person which will result in Buyer being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

1.3                               Representations of Buyer.  Buyer represents and warrants to Seller that:

(a)                                 Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction that governs it, and has the full power and authority to carry on its business as now conducted and to own its assets;

(b)                                 Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including to purchase, acquire and accept from Seller all right, title and interest in and to the Subject Shares;

(c)                                  this Agreement has been duly and validly executed and delivered by Buyer, and, assuming the due execution and delivery thereof by Seller, is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity;

(d)                                 Buyer (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the Transaction, (ii) is able to bear the risk of an entire loss of its investment in the Subject Shares, and (iii) is consummating the Transaction with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks;

(e)                                  Buyer has received and carefully reviewed the Company’s Annual Report on Form 10-K for the fiscal year ended 2018, all subsequent public filings of the Company with the SEC, other publicly available information regarding the Company, and such other information that it and its advisers deem necessary to make its decision to enter into the Transaction;

(f)                                   Buyer has evaluated the merits and risks of the Transaction based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary. Buyer has made its own decision concerning the Transaction without reliance on any representation or warranty of Seller other than those contained in Section 1.2 or any advice from Seller;

(g)                                  Buyer acknowledges and understands that (i) Seller and its affiliates possess material nonpublic information regarding the Company not known to Buyer that may impact the value of the Subject Shares, including, without limitation, (x) information received by principals and employees of Seller in their capacities as directors or significant stockholders of the Company, (y) information otherwise received from the Company on a confidential basis, and (z) information which may have been received on a privileged basis from the attorneys and financial advisers representing the Company and its board of directors (collectively, the “Information”), and that Seller is not disclosing the Information to Buyer. Buyer understands, based on its experience, the disadvantage to which Buyer is subject due to the disparity of information between Seller and Buyer. Notwithstanding such disparity, Buyer has deemed it appropriate to enter into this Agreement and to consummate the Transaction;

(h)                                 Buyer agrees that none of Seller, its affiliates, principals, stockholders, partners, employees or agents shall have any liability to Buyer whatsoever due to or in connection with Seller’s use or non-disclosure of the Information or otherwise as a result of the Transaction, and Buyer hereby irrevocably waives any claim that it might have based on the failure of Seller to disclose the Information;

(i)                                     Buyer is an accredited investor (as such term is defined in the Securities Act) and is acquiring the Subject Shares for its own account with the intention of holding the Subject Shares for investment purposes and not with a view to or for sale in connection with any distribution of such securities in violation of any federal or state securities laws;

(j)                                    Buyer understands that the Subject Shares have not been registered under the Securities Act or the applicable securities or blue sky laws of any state or other jurisdiction and, accordingly, must be held indefinitely unless a subsequent sale or other transfer thereof by Buyer is registered under the Securities Act and such securities or blue sky laws or is exempt from registration thereunder;

(k)                                 No shares of Common Stock or securities that are convertible, exchangeable or exercisable into Common Stock are beneficially owned (as defined by Rule 13d-3 under the Exchange Act) by Buyer or any of Buyer’s affiliates, or at the Closing will be owned or beneficially owned by Buyer, other than the Subject Shares to be acquired at the Closing; and

(l)                                     Buyer is not a Prohibited Transferee as that term is defined in the IRA.

SECTION 2.                            DELIVERIES IN CONNECTION WITH CLOSING

2.1                               Seller Deliveries.  At or as promptly as practicable after the Closing, Seller shall deliver or cause to be delivered to Buyer (or its designee) evidence that the Subject Shares have been deposited by book-entry transfer to the account of Buyer (or its designee) set forth in writing and delivered to Seller.

2.2                               Buyer Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered to Seller (or its designees) the Aggregate Purchase Price in cash.

SECTION 3.                            COVENANTS

3.1                               Further Assurances.  Each party hereto shall reasonably cooperate with the other party and use its reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby.  If, subsequent to the Closing Date, further documents are reasonably requested in order to carry out the provisions and purposes of this Agreement, the parties hereto shall execute and deliver such further documents.

3.2                               Expenses.  Seller shall reimburse Buyer for its documented, out-of-pocket legal fees reasonably incurred by Buyer in connection with the review and negotiation of this Agreement and any necessary beneficial ownership or similar filings to be made by Buyer with the SEC as a result of the Transaction.

3.3                               Reliance. Each of Seller and Buyer agree that Baker Botts L.L.P. may rely on the representations, warranties and agreements of each such party contained in this Agreement in connection with the rendering of one or more legal opinions which may be rendered, as and if requested by Seller, in connection with the Transaction.

SECTION 4.                            INDEMNIFICATION

4.1                               To the extent permitted by law, Seller shall indemnify and hold harmless Buyer against all losses, claims, damages, expenses and liabilities (including the reasonable fees and expenses of counsel) (collectively, “Losses”), suffered by it arising out of any Proceeding brought or threatened by a third-party (a “Third-Party Claim”) arising out of the Transaction.

4.2                               Promptly (but no later than three Business Days) after receipt by Buyer of notice of, or becoming aware of the assertion of, a Third-Party Claim, Buyer will notify Seller in writing thereof together with a copy of such Third-Party Claim (if available), but failure to so notify Seller shall not relieve Seller from any obligation Seller may have hereunder. “Business Day” shall mean any day other than a Saturday, Sunday or day on which banking institutions in New York are authorized or obligated by law or executive order to be closed.  Seller shall have the right, in its sole discretion, to control the defense of such Third-Party Claim.  If Buyer, based on advice of counsel, reasonably determines that there exists a conflict of interest between Seller and Buyer with respect to such Third-Party Claim, then Buyer will be entitled to employ separate counsel and to participate in the defense of such Third-Party Claim. Seller will retain the exclusive right to settle the Third-Party Claim; provided, however, if the terms of such settlement provide for substantive relief other than the payment of monetary damages, no such settlement shall be made without the prior consent of Buyer, whose consent shall not be unreasonably withheld. In such event, the reasonable fees and disbursements of such counsel for Buyer will be paid by Seller.

SECTION 5.                            MISCELLANEOUS

5.1                               Notice.  Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by facsimile transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such party set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or facsimile transmission or one day after deposit with a reputable overnight courier service.

If to Buyer:

Diamond Investment Group, LLC

59 Olympia Lane

Monsey, NY 10952
Attention:                                         Motti Lichtenstein
Telephone:                                   (845) 608-3232
Facsimile:                                         (845) 510-8168

If to Seller:

Liberty Interactive LLC
12300 Liberty Boulevard
Englewood, CO 80112
Attention:                                         Legal Department
Facsimile:                                         (720) 875-5382

with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
43rd Floor
New York, NY 10112
Attention:                                         Renee Wilm

Samantha Crispin
Telephone:                                   (212) 408-2503
Facsimile:                                         (212) 259-2503

(214) 661-4497

5.2                               Governing Law; Jurisdiction.  This Agreement and any claim, dispute, remedy or Proceeding arising from or relating to this Agreement, the transactions contemplated hereby, any relief or remedies sought by any parties hereto, and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware, without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.  Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware or Federal Courts of the United States of America, in each case, located in the State of Delaware for any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, whether framed in contract, tort or otherwise, and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.3                               Successors and Assigns.  Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of Law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

5.4                               Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.5                               Remedies.

(a)                                 Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(b)                                 All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.6                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

5.7                               Entire Agreement.  This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

5.8                               Interpretation.  The headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

5.9                               Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed by all parties hereto. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement.

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first written above.

LIBERTY INTERACTIVE LLC

By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

DIAMOND INVESTMENT GROUP, LLC

By:	/s/ Motti Lichtenstein
Name: Motti Lichtenstein
Title: Member

[Signature Page to Stock Purchase Agreement]